UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SERVISFIRST BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

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SERVISFIRST BANCSHARES, INC.

850 Shades Creek Parkway, Suite 200
Birmingham, Alabama 35209

March 21, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ServisFirst Bancshares, Inc. Our Annual Meeting will be held at The Club, 1 Robert F. Smith Drive, Birmingham, Alabama  35209 on Wednesday, April 20, 2011, at 5:00 p.m., Central Daylight Time.  We will have a cocktail hour after the meeting.

The enclosed proxy materials describe the formal business to be transacted at the Annual Meeting, which includes a report on our operations. Many of our directors and officers will be present to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance.

The business to be conducted at the Annual Meeting consists of the election of six directors; an advisory vote on executive compensation; and a separate vote on the frequency of future advisory votes on executive compensation. Our board of directors unanimously recommends a vote “FOR” the election of the director nominees; “FOR” the “Say on Pay” advisory vote approving our executive compensation; and “FOR” the advisory vote providing for future “Say on Pay” advisory votes to be held every year.

You may vote your shares by returning your Proxy Card in the enclosed prepaid return envelope or by voting in person at the Annual Meeting. Instructions regarding the methods of voting are contained in the Proxy Statement and on the accompanying Proxy Card.

On behalf of our board of directors, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

Thomas A. Broughton III
Director, President and Chief Executive Officer

TABLE OF CONTENTS

Notice of 2011 Annual Meeting of Stockholders	1
About the Annual Meeting	1

Proposal 1: Election of Directors	4
The Role of the Board of Directors	5
Committees of the Board of Directors	6
Independence of the Board of Directors	8
Communications with Directors	8
Corporate Governance Guidelines	8
Code of Business Conduct	9
Compensation Committee Interlocks and Insider Participation	9
Director Compensation	9
Meetings of the Board of Directors	9
Certain Relationships and Related Transactions	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Compensation Discussion and Analysis	10
Report of the Compensation Committee	14
Executive Compensation	15
Employment Contracts and Termination of Employment Arrangements and Potential Payments Upon Termination or Change in Control	18
Equity Compensation Plan Information	20
Security Ownership of Certain Beneficial Owners and Management	21
Independent Registered Public Accounting Firm	23
Report of the Audit Committee	24

Proposal 2: Advisory Vote on Executive Compensation	24

Proposal 3: Advisory Vote on the Frequency of Future “Say on Pay” Votes	25

Stockholder Proposals	25
General Information	25

SERVISFIRST BANCSHARES, INC.

850 Shades Creek Parkway, Suite 200
Birmingham, Alabama 35209

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2011

To Our Stockholders:

Notice is hereby given that our Annual Meeting of Stockholders will be held at The Club, 1 Robert F. Smith Drive, Birmingham, Alabama  35209 on Wednesday, April 20, 2011, at 5:00 p.m., Central Daylight Time, for the following purposes:

1.           To elect six nominees to serve on our board of directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, as set forth in the accompanying Proxy Statement;

2.           To conduct a “Say on Pay” advisory vote on our executive compensation;

3.           To conduct an advisory vote on the frequency of future “Say on Pay” advisory votes; and

4.           To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our board of directors is not aware of any other business to come before the Annual Meeting.

Stockholders of record as of the close of business on March 9, 2011 are entitled to notice of and to vote their shares in person or by proxy at the Annual Meeting.

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY CARD. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

By Order of the Board of Directors,

William M. Foshee
Secretary and Chief Financial Officer
Birmingham, Alabama
March 21, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS
OF
SERVISFIRST BANCSHARES, INC.

PROXY STATEMENT

Our board of directors solicits the accompanying proxy for use at our Annual Meeting of Stockholders to be held on Wednesday, April 20, 2011, at 5:00 p.m., Central Daylight Time, at The Club, 1 Robert F. Smith Drive, Birmingham, Alabama  35209. This notice of annual meeting of stockholders, Proxy Statement and Proxy Card are being mailed on or about March 21, 2011 to our stockholders of record as of March 9, 2011, the record date for the Annual Meeting.

Our corporate headquarters is located at 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209 and our toll free telephone number is (866) 317-0810.

Throughout this Proxy Statement, unless the context indicates otherwise, when we use the terms “the Company”, “we,” “our” or “us,” we are referring to ServisFirst Bancshares, Inc. and its wholly owned subsidiary, ServisFirst Bank (the “Bank”). When we use the term “Annual Meeting”, we intend to include both the Annual Meeting to be held on the date and at the time and place identified above and any adjournment or postponement of such Annual Meeting.

ABOUT THE ANNUAL MEETING

What are the purposes of the Annual Meeting?

At the Annual Meeting, stockholders will vote on: (i) the election of six directors, as more fully described in Proposal 1 below; (ii) an advisory vote on our executive compensation; (iiii) an advisory vote on the frequency of future advisory votes on our executive compensation; and (iv) such other business as may properly come before the Annual Meeting. Our board of directors is not aware of any matters that will be brought before the Annual Meeting, other than procedural matters, that are not listed above. However, if any other matters properly come before the Annual Meeting, the individuals named on the Proxy Card, or their substitutes, will be authorized to vote on those matters in their own judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 9, 2011, are entitled to receive notice of the Annual Meeting and to vote shares of common stock held as of the record date at the Annual Meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.  There are no cumulative voting rights.

If you did not receive an individual copy of this year’s Proxy Statement or our Annual Report, we will send a copy to you if you send a written request to our Secretary, William M. Foshee, 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209, telephone (205) 949-0307.

What is a proxy?

It is your legal designation of another person to vote the stock you own.  That other person is called a proxy.  If you designate someone as your proxy in a written document, that document is called a proxy or a Proxy Card.  We have designated Thomas A. Broughton III and William M. Foshee (the “Management Proxies”) as proxies for the 2011 Annual Meeting of Stockholders.

What is a Proxy Statement?

It is a document that SEC regulations require us to give you when we ask you to sign a Proxy Card designating the Management Proxies as proxies to vote on your behalf.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. As of the record date, 5,527,482 shares of our common stock, $.001 par value per share, held by 1,074 stockholders of record, were issued and outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast. Any other matter that may properly come before the Annual Meeting must be approved by the affirmative vote of a majority of the shares entitled to vote that are present or represented by proxy at the Annual Meeting.

Under the General Corporation Law of the State of Delaware (referred to as “Delaware law” in this Proxy Statement), an abstention from voting on any proposal will have the same legal effect as an “against” vote, except election of directors, where an abstention has no effect under plurality voting.

How do I vote by proxy?

On or about March 21, 2011, we mailed this Proxy Statement, the accompanying Proxy Card, and our Annual Report to Stockholders for the year ended December 31, 2010 to all stockholders of record as of the record date.  You may vote by completing and returning your completed and signed Proxy Card by mail or by voting in person at the Annual Meeting. To vote by mail, sign and date each Proxy Card you receive, mark the boxes indicating how you wish to vote, and return the Proxy Card, which will be voted as you directed, in the enclosed prepaid return envelope.

Can I change my vote after I return my Proxy Card?

Yes. You can change or revoke your proxy at any time before the Annual Meeting by (i) notifying our Secretary, William M. Foshee, in writing or (ii) sending another executed proxy dated later than the first Proxy Card. Attendance at the Annual Meeting will not revoke any proxy you have previously granted unless you specifically so request. For shares you own beneficially, but of which you are not the record holder, you may accomplish this by submitting new voting instructions to your broker or nominee.

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to vote by proxy to ensure that your shares are represented and voted. If you attend the Annual Meeting in person, you may then vote in person even though you returned your Proxy Card.

What are the Board’s recommendations?

Our board of directors unanimously recommends that stockholders vote in favor of: (i) the election of the six nominees for the board of directors, as more fully described in Proposal 1 below; (ii) an advisory vote approving our executive compensation, as more fully described in Proposal 2 below; and (iii) an advisory vote in favor of holding future “Say on Pay” advisory votes every year, as more fully described in Proposal 3 below.

If your Proxy Card is properly executed and received in time for voting, and not revoked, your shares will be voted in accordance with your instructions marked on the Proxy Card. In the absence of any instructions or directions to the contrary, the Management Proxies will vote all shares of common stock for which Proxy Cards have been received in favor of the approval of the above proposals.

Our board of directors does not know of any other matters other than the above proposals that may be brought before the Annual Meeting. If any other matters should come before the Annual Meeting, the Management Proxies will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

In particular, the Management Proxies will have discretionary authority to vote with respect to the following matters that may come before the Annual Meeting: (i) approval of the minutes of the prior meeting if such approval does not amount to ratification of the action or actions taken at that meeting; (ii) any proposal omitted from the Proxy Statement and form of proxy pursuant to Rules 14a-8 and 14a-9 under the Securities Exchange Act of 1934 (the “Exchange Act”); and (iii) matters incident to the conduct of the Annual Meeting. In connection with such matters, the Management Proxies will vote in accordance with their best judgment.

Who pays for this proxy solicitation?

We do. We will pay all costs in connection with the meeting, including the cost of preparing, assembling and mailing the notice of the Annual Meeting, Proxy Statement and Proxy Card, as well as handling and tabulating the proxies returned. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of our common stock.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, William M. Foshee, 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209, telephone (205) 949-0307.

Annual Report on Form 10-K

On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 (including a list briefly describing the exhibits thereto), as filed with the Securities and Exchange Commission (the “SEC”) (including any amendments filed with the SEC), to any record holder or beneficial owner of our common stock on March 9, 2011, the record date, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Secretary at the address set forth above.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our Bylaws, our board of directors consists of six directors unless a different number is fixed from time to time by resolution passed by a majority of our board of directors, which is the only means of fixing a different number. Six directors will be elected at the Annual Meeting to hold office until our 2012 Annual Meeting of Stockholders and until their successors are elected and have qualified.

Our board has nominated the persons named below, all of whom currently serve as directors, for election as directors at the 2011 Annual Meeting. Each of those nominees has consented to serve as a director, if re-elected. Unless otherwise instructed, the Management Proxies intend to vote the proxies received by them for the election of all six of these nominees. If any nominee identified below becomes unable to serve as a director before the Annual Meeting, the Management Proxies will vote the proxies received by them for the election of a substitute nominee selected by our board of directors.

Vote Required and Recommendation of the Board of Directors

The six nominees receiving the most votes cast in the election of directors by holders of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be elected to serve as directors of the Company for the next year. As a result, although shares as to which the authority to vote is withheld, will be counted, such “withhold” votes will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Information regarding directors and director nominees and their ages as of the record date is as follows:

			ServisFirst Bancshares, Inc.		ServisFirst Bank
Name	Age	Director Since	Position	Director Since	Position

Thomas A. Broughton III	55	2007	President, Chief Executive Officer and Director	2005	President, Chief Executive Officer and Director

Stanley M. Brock	60	2007	Chairman of the Board	2005	Chairman of the Board

Michael D. Fuller	57	2007	Director	2005	Director

James J. Filler	67	2007	Director	2005	Director

J. Richard Cashio	53	2007	Director	2005	Director

Hatton C. V. Smith	60	2007	Director	2005	Director

The following summarizes the business experience and background of each of our nominees.

Thomas A. Broughton III – Mr. Broughton has served as our President and Chief Executive Officer and a director since 2007 and as President, Chief Executive Officer and a director of the Bank since its inception in May 2005.  Mr. Broughton has spent the entirety of his 30-year banking career in the Birmingham area.  In 1985, Mr. Broughton was named President of the de novo First Commercial Bank.  When First Commercial Bank was bought by Synovus Financial Corp. in 1992, Mr. Broughton continued as President and was named Chief Executive Officer of First Commercial Bank.  In 1998, he became Regional Chief Executive Officer of Synovus Financial Corp., responsible for the Alabama and Florida markets.  In 2001, Mr. Broughton’s Synovus region shifted, and he became Regional Chief Executive Officer for the markets of Alabama, Tennessee and parts of Georgia.  He continued his work in this position until his retirement from Synovus in August 2004.  Mr. Broughton’s experience in banking has afforded him opportunities to work in many areas of banking and has given him exposure to all bank functions.  Mr. Broughton served on the Board of Directors of Cavalier Homes, Inc. from 1986 until 2009, when the company was sold to a subsidiary of Berkshire Hathaway.  We believe that Mr. Broughton’s extensive experience in banking in Alabama and the Southeast, and in particular his success in building and growing new banks and developing new markets, makes him highly qualified to serve as a director.

Stanley M. Brock – Mr. Brock has served as our Chairman of the Board since 2007 and has served as Chairman of the Board of the Bank since its inception in May 2005.  He has served as President of Brock Investment Company, Ltd., a private venture capital firm, since its formation in 1995.  Prior to 1995, Mr. Brock practiced corporate law for 20 years with one of the largest law firms based in Birmingham, Alabama.  Mr. Brock also served as a director of Compass Bancshares, Inc., a publicly traded bank holding company, from 1992 to 1995.  We believe that Mr. Brock’s experience as a corporate lawyer and a bank holding company director, as well as his history of community involvement in our largest market, makes him highly qualified to serve as a director.

J. Richard Cashio – Mr. Cashio has served as a director since 2007 and as a director of the Bank since its inception in May 2005.  Mr. Cashio serves as Chief Executive Officer of TASSCO, LLC and served as the Chief Executive Officer of Tricon Metals & Services, Inc. from 2000 until its sale in October 2008.  He served in various other positions with Tricon Metals & Services, Inc. prior to 2000.  We believe that Mr. Cashio’s perspectives as the chief executive officer of successful industrial enterprises allows him to offer our board both the benefit of his business experience and the perspectives of one of our target customer groups, making him highly qualified to serve as a director.

James J. Filler – Mr. Filler has served as a director since 2007 and as a director of the Bank since its inception in May 2005.  Mr. Filler has been a private investor since his retirement in 2006.  Prior to his retirement, Mr. Filler spent 44 years in the metals recycling industry with Jefferson Iron & Metal, Inc. and Jefferson Iron & Metal Brokerage Co., Inc.  We believe that Mr. Filler’s extensive business experience and strong ties to the Birmingham business community offer us valuable strategic insights and make him highly qualified to serve as a director.

Michael D. Fuller – Mr. Fuller has served as a director since 2007 and as a director of the Bank since its inception in May 2005.  For over 20 years, Mr. Fuller has been a private investor in real estate investments.  Prior to that time, Mr. Fuller played professional football for nine years.  Mr. Fuller has served as President of Double Oak Water Reclamation, a private collection and wastewater treatment facility in Shelby County, Alabama since 1998.  We believe that Mr. Fuller’s experience in the real estate sector, which is a major focus of our business, as well as his overall business experience and community presence, makes him highly qualified to serve as a director.

Hatton C. V. Smith – Mr. Smith has served as a director since 2007 and as a director of the Bank since its inception in May 2005.  Mr. Smith has served as the CEO of Royal Cup Coffee since 1996 and various other positions with Royal Cup Coffee prior to 1996.  He is involved in many different charities and is a director of the United Way and the Baptist Health System.  We believe that Mr. Smith’s business experience, his strong roots in the greater Birmingham business and civic community, and his high profile and extensive community contacts make him highly qualified to be a director.

THE ROLE OF THE BOARD OF DIRECTORS

General

In accordance with our Bylaws and Delaware law, our board of directors oversees the management of the business and affairs of the Company. The members of our board also are members of the board of directors of our wholly-owned subsidiary Alabama state-chartered bank, ServisFirst Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of our board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in board and in board committee meetings.

Board Leadership Structure

We believe that our stockholders are best served by a strong, independent board of directors with extensive business experience and strong ties to our markets.  We believe that objective oversight of the performance of our management team is critical to effective corporate governance, and we believe our board provides such objective oversight.

Since our inception, we have kept separate the offices of chairman of the board and chief executive officer, and an independent director has held the position of chairman of the board.  We believe that this provides us with the benefit of complementary perspectives and ensures that our board’s oversight function remains fully objective.  Although we do not have a fixed policy requiring the separation of such offices, instead believing that it is appropriate for our board to determine the structure that best meets our needs from time to time, it is our current intention to retain the present structure for the foreseeable future.

In addition, our three standing committees, which are described below under “Committees of the Board of Directors”, are composed exclusively of independent directors.  We believe that this structure further reinforces the board’s role as an objective overseer of our business, operations and day-to-day management.

The Board’s Role in Risk Oversight

Our board is ultimately responsible for the management of risks inherent in our business.  In our day-to-day operations, senior management is responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance.  In addition, because our operations are conducted primarily through our wholly owned subsidiary bank, we maintain an asset-liability and investment committee at the Bank level, consisting of four executive officers of the Bank.  This committee is charged with monitoring our liquidity and funds position.  The committee regularly reviews the rate sensitivity position on a three-month, six-month and one-year time horizon; loans-to-deposits ratios; and average maturities for certain categories of liabilities.  This committee reports to our board of directors at least quarterly, and otherwise as needed.  Outside of formal meetings, our board and its committees have regular access to senior executives, including our chief executive officer, chief operating officer and chief financial officer, as well as our senior credit officers.  We believe that this structure allows the board to maintain effective oversight over our risks and ensure that our management personnel are following prudent and appropriate risk management practices.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board maintains three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The governing charter for each of the three committees is available on our website under the “Committee Charters” heading.

Audit Committee

The Audit Committee assists our board of directors in maintaining the integrity of our financial statements and of our financial reporting processes and systems of internal audit controls, as well as our compliance with legal and regulatory requirements. The Audit Committee reviews the scope of independent audits and assesses the results. The Audit Committee meets with management to consider the adequacy of the internal control over, and the objectivity of, financial reporting. The Audit Committee also meets with our independent auditors and with appropriate financial personnel concerning these matters. The Audit Committee selects, determines the compensation of, appoints and oversees our independent auditors. The independent auditors periodically meet with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee, which currently consists of Michael D. Fuller, J. Richard Cashio and Stanley M. Brock, met six times in 2010. Our board of directors has determined that each of Messrs. Fuller, Cashio, and Brock is independent under the standards of independence of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 under the Exchange Act. We have not designated any of our Audit Committee members as an “audit committee financial expert,” as such term is defined under Item 407 of Regulation S-K. While we believe that each of our Audit Committee members have had careers which provide them with the skills to understand financial statements and are competent to serve as members of the Audit Committee, none of the current members has the financial background or education which we believe unequivocally allows us to make such a designation, and our board of directors does not believe that designating a member of the Audit Committee as an “audit committee financial expert” is necessary at this time.

Compensation Committee

The Compensation Committee administers incentive compensation plans, including stock option plans, and advises our board of directors regarding employee benefit plans. The Compensation Committee establishes the compensation structure for our senior management, approves the compensation of our senior executives, and makes recommendations to the independent members of our board of directors with respect to compensation of the Chief Executive Officer and all other executive officers of the Company. The Compensation Committee, which currently consists of Hatton C.V. Smith, J. Richard Cashio and James J. Filler, met three times in 2010. Our board of directors has determined that each of Messrs. Smith, Cashio and Filler is independent under the standards of independence of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

In January 2008, the Compensation Committee retained an outside consultant, Clark Consulting, to advise it regarding our compensation practices. Clark Consulting provided us with a report dated January 2008 (the “Clark Report”) which compared the compensation paid to our president and chief executive officer in 2007 versus a peer group which included Pinnacle Financial Partners, Inc. (Nashville, Tennessee), FNB United Corp. (Asheboro, North Carolina), Great Florida Bank (Coral Gables, Florida), Capital Bank Corporation (Raleigh, North Carolina), Bancorp, Inc. (Wilmington, Delaware), Gateway Financial Holding, Inc. (Virginia Beach, Virginia), Integrity Bancshares, Inc. (Alpharetta, Georgia), Bank of Florida Corporation (Naples, Florida), Commonwealth Bankshares, Inc. (Norfolk, Virginia), Omni Financial Services, Inc. (Atlanta, Georgia), Crescent Financial Corporation (Cary, North Carolina), Patriot National Bancorp, Inc. (Stamford, Connecticut), Tennessee Commerce Bancorp (Franklin, Tennessee), Southern First Bancshares, Inc. (Greenville, South Carolina) and Sun American Bancorp (Boca Raton, Florida).  The Clark Report concludes that while we were, at the time of the report, in the top 40% in most performance measures and the top 5% for asset growth, the base salary of our president and CEO was in the bottom 12% and his total compensation is in the bottom 30% versus such peer group.

Since the 2008 engagement of Clark Consulting, we have not retained a compensation consultant to advise the Compensation Committee, the full board or any members of management with respect to our compensation practices.  Instead, the Compensation Committee independently determines the appropriate levels of compensation for executive officers and directors taking into account, among other factors, the performance of such individuals, our financial performance, stockholder return and efforts and undertakings and initiatives to build stockholder value.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to our board; actively seeking candidates who meet those criteria; and making recommendations to our board of directors to fill vacancies on, or as additions to, our board and to monitor the Company’s corporate governance structure. The Nominating and Corporate Governance Committee, which currently consists of Michael D. Fuller, J. Richard Cashio and Stanley M. Brock, did not meet in 2010. Our board of directors has determined that each of Messrs. Fuller, Cashio and Brock is independent under the standards of independence of the Marketplace Rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

The Nominating and Corporate Governance Committee seeks director candidates based upon a number of criteria, including their independence, knowledge, judgment, character, leadership skills, education, experience and financial literacy and, for nominees standing for re-election, their prior performance as a director.  The Committee does not assign relative weights to these factors, but attempts to form an overall judgment as to each individual nominee.  The Committee will consider nominees for election to our board that are timely recommended by stockholders provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations.

In evaluating nominees for director, the Nominating and Corporate Governance Committee believes that, at this stage of the Company’s existence, it is of primary importance to ensure that the composition of the board reflects a diversity of business experience and community leadership, as well as a demonstrated ability to promote the Company’s strategic objectives and expand its presence, profile and customer base in its local markets.  Accordingly, while the Committee may consider other types of diversity in evaluating nominees, the Committee does not follow any specific formula for considering factors such as race, gender or national origin in evaluating nominees and potential nominees, nor does it apply any quotas with respect to such factors.

Committee Membership

The following chart provides a summary of our board committee membership for fiscal year ended December 31, 2010.

Committee Membership
Names	Nominating and Corporate Governance	Audit	Compensation
Thomas A. Broughton III
Stanley M. Brock	X	X
Michael D. Fuller	X	X
James J. Filler			X
J. Richard Cashio	X	X	X
Hatton C.V. Smith			X

      Advisory Boards

In addition to the boards of directors of the Company and the Bank, which are identical in composition, the Bank also has a non-voting advisory board of directors in each of the Huntsville, Montgomery and Dothan markets.  These advisory directors represent a wide array of business experience and community involvement in the service areas where they live.  As residents of our primary service areas, they are sensitive and responsive to the needs of our customers and potential customers.  In addition, our directors and advisory directors bring substantial business and banking contacts to us. The Bank has established the following regional advisory boards:

Huntsville Region:	Montgomery Region:

E. Wayne Bonner	Ray B. Petty
Hoyt A. “Tres” Childs, III, MD	Todd Strange
Donald J. Davidson	G.L. Pete Taylor
David J. Slyman, Jr.	W. Ken Upchurch, III
Irma Tuder	Alan E. Weil, Jr.
Danny J. Windham
Sidney R. White	Dothan Region:
William (Bill) B. Watson, Jr.
Thomas J. Young	Charles H. Chapman III
William C. (Bill) Thompson
John Downs
Charles E. Owens

INDEPENDENCE OF THE BOARD OF DIRECTORS

Our common stock is not listed on any exchange, and we have no current plans to list our common stock on any exchange; therefore, the Exchange Act requires that we select an exchange’s director independence requirements with which to comply.  We have selected the director independence requirements of The NASDAQ Global Market.  Our Nominating and Corporate Governance Committee has conducted and will in the future conduct, as deemed necessary, a review of director independence utilizing the listing standards of The NASDAQ Global Market.  During this review, our board considered transactions and relationships between each director or any member of his immediate family and us and the Bank. Our board also considered whether there were any transactions or relationships between directors or with any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder).  The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that a director is independent.  Independent directors must be free of any relationship with us or our management that may impair the director’s ability to make independent judgments.

Our Nominating and Corporate Governance Committee has determined in its business judgment that five of the Company’s six Directors are independent as defined in the applicable NASDAQ Global Market listing standards, including that each member is free of any relationships that would interfere with his individual exercise of independent judgment.  Our independent directors are Messrs. Brock, Cashio, Filler, Fuller and Smith.

Mr. Broughton is considered an inside director because of his employment as our President and Chief Executive Officer.

COMMUNICATIONS WITH DIRECTORS

You may contact any of our independent directors, individually or as a group, by writing to them c/o William M. Foshee, Chief Financial Officer, ServisFirst Bancshares, Inc., 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209. Mr. Foshee will review and forward to the appropriate directors copies of all such correspondence that, in the opinion of Mr. Foshee, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Audit Committee.

CORPORATE GOVERNANCE GUIDELINES

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their oversight duty. In December 2007, our board formally adopted the Corporate Governance Guidelines of ServisFirst Bancshares, Inc. (the “Governance Guidelines”), which include a number of the practices and policies under which our board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

•
Director Qualifications, which include a board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to board responsibilities, taking into account the candidate’s employment and other board commitments.

•
Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending board and board committee meetings; and providing active, objective and constructive participation at those meetings.

•
Director Access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to our board from the officers responsible for functional areas of our business and from outside consultants who are engaged to conduct periodic reviews of various aspects of our operations or the quality of certain of our assets, such as the loan portfolio.

•
Director Orientation and Continuing Education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in our business and in corporate governance.

•	Regularly Scheduled Executive Sessions, without management, will be held by our board and by the Audit Committee, which meets separately with our outside auditors.

CODE OF BUSINESS CONDUCT

Our board of directors has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics covers compliance with law; fair and honest dealings with us, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code of Ethics. A copy of our Code of Ethics is available free of charge on our website at www.servisfirstbancshares.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The primary functions of the Compensation Committee are to evaluate and administer the compensation of our president and chief executive officer and other executive officers and to review our general compensation programs.  As of December 31, 2010, and currently, the members of this committee are Hatton C. V. Smith, J. Richard Cashio and James J. Filler.  No member of this committee has served as an officer or employee of ServisFirst Bancshares, Inc. or any subsidiary.  In addition, none of our executive officers has served as a director or as a member of the compensation committee of a company which employs any of our directors.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of our non-employee directors for the year ended December 31, 2010. Thomas A. Broughton III is a named executive officer, and his compensation is reflected in the Summary Compensation Table.

Name	Fees earned or paid in cash	Stock Awards	Total
	($)	($)	($)
Stanley M. Brock, Chairman of the Board	21,500	—	21,500
Michael D. Fuller	22,000	—	22,000
James J. Filler	16,500	—	16,500
J. Richard Cashio	19,320	—	19,320
Hatton C. V. Smith	16,500	—	16,500

MEETINGS OF THE BOARD OF DIRECTORS

Our board of directors held 12meetings in 2010. Each director attended more than 75% of the aggregate of: (i) the number of meetings of the board of directors held during the period he served on the board; and (ii) the number of meetings of committees of the board of directors held during the period he served on such committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any business transactions with related parties required to be disclosed under Rule 404(a) of Regulation S-K other than banking transactions in our ordinary course of business with our directors and officers, as well as members of their families and corporations, partnerships or other organizations in which they have a controlling interest.  Management recognizes that related party transactions can present unique risks and potential conflicts of interest (in appearance and in fact).  Therefore, we maintain written policies around interactions with related parties which require that these transactions are on the following terms:

•
In the case of banking transactions, each is on substantially the same terms, including price or interest rate, collateral and fees, as those prevailing at the time for comparable transactions with unrelated parties, and is expected to involve more than the normal risk of collectability or present other unfavorable features to the Bank; and

•	In the case of any related party transactions, including banking transactions, each transaction is approved by a majority of the directors who do not have an interest in the transaction.

The aggregate amount of indebtedness from directors and executive officers (including their affiliates) to the Bank as of December 31, 2010, including extensions of credit or overdrafts, endorsements and guarantees outstanding on such date, was approximately $6,825,000, which equaled 4.09% of our total equity capital as of that date.  Less than 1% of these loans were installment loans to individuals.  These loans are secured by real estate and other suitable collateral to the same extent, including loan to value ratios, as loans to similarly situated unaffiliated borrowers.  We anticipate making related party loans in the future to the same extent as we have in the past.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon information made available to us, we believe that each filing required to be made pursuant to Section 16(a) was timely filed by our executive officers and directors and the beneficial owners of more than 10% of our common stock, except that a stock option grant to William M. Foshee, our Executive Vice President and Chief Financial Officer, in February 2010 covering 5,000 shares of common stock was not timely reported due to an inadvertent error.  Mr. Foshee timely filed a Form 5 reflecting such award.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our compensation process is designed to address both annual and longer-term corporate objectives. We have been in a period of accelerated growth and change in recent years, and our compensation processes have been designed to permit us to attract and retain highly skilled executive and management staff in our competitive market place.  This Compensation Discussion and Analysis describes our compensation program for our “named executive officers”, who are Thomas A. Broughton III, William M. Foshee, Clarence C. Pouncey III, Ronald A. DeVane and G. Carlton Barker.

Since November 2007, when we completed our reorganization in which we acquired the Bank, we have been a bank holding company.  We conduct most of our operations through the Bank, which is our wholly owned subsidiary.  Our board of directors and the board of directors of the Bank consist of the same individuals.  At the holding company level, we have three named executive officers, each of whom also holds the same position with the Bank.  These officers are Thomas A. Broughton III, President and Chief Executive Officer, Clarence C. Pouncey III, Executive Vice President and Chief Operating Officer, and William M. Foshee, Executive Vice President and Chief Financial Officer.  All of such officers remain employees of the Bank for payroll and tax purposes.

The board of directors of the Bank has a compensation committee.  At the time we became a bank holding company, our board of directors appointed a separate compensation committee (the “Compensation Committee”, as discussed above), consisting of the same individuals as the compensation committee of the Bank, with the authority to determine the compensation of our Chief Executive Officer and, either independently or with other independent directors of the board, the compensation of our other executive officers, and to further administer any stock incentive plans.  Because our officers, including Mr. Broughton, Mr. Foshee and Mr. Pouncey, remain employees of the Bank for payroll and tax purposes, their compensation is set by the compensation committee of the Bank, as a technical matter.  However, such compensation is then approved by the board of directors of the Bank and by our board of directors.  Because both compensation committees consist of the same persons, as do both board of directors, references herein to “our” or “the” Compensation Committee will be deemed to refer to our Compensation Committee and/or the Bank’s compensation committee, as applicable.

Compensation Philosophy and Objectives

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in our market.  Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by us and the Bank, and which aligns executives’ interests with those of our stockholders by rewarding performance, with the ultimate objective of improving stockholder value.  The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to the named executive officers and other officers remains competitive relative to the compensation paid to similarly situated executives of our peers.  Our Compensation Committee has not yet designated a specific peer group for this purpose, but relies on general information about similarly sized banks and bank holding companies in similar markets.

The Compensation Committee believes that executive compensation packages should include cash, annual short-term cash incentives and long-term equity based incentives that reward performance as measured against established goals. These goals may include any number of criteria, may be unique to the particular executive officer based upon his or her duties, and may include, among others, criteria based upon our net income, our asset growth, our loan growth, such executive officer’s personal production and our efficiency and asset quality.  Additionally, the Compensation Committee believes that we should offer competitive benefit plans, including health insurance and a 401(k) plan.  We have also entered into change in control agreements in particular circumstances where we believe it is important to ensure the retention of certain key executives during the critical period immediately preceding a change in control, if and when applicable.

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives.  Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including our named executive officers;

•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and

•	To align each executive’s interests with the creation of stockholder value.

Elements of our Compensation Program

Base salary:  This element is intended to directly reflect an executive’s job responsibilities and his or her value to us.  We also use this element to attract and retain our executives and, to some extent, acknowledge each executive’s individual efforts in furthering our strategic goals.

Annual short-term cash incentives:  This annual cash incentive is one of the performance-based elements of our compensation.  It is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance.

Equity-based incentives:  The grant of stock options and/or other equity-based incentive compensation is the most important method we use to align the interests of our named executive officers with the interests of our stockholders, which is another element of performance-based compensation.

Perquisites and benefits:  These benefits and plans are intended to attract and retain qualified executives, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings.  We believe that, to a limited degree, these programs tend to reward long-term service or loyalty to us.

Change in control agreements:  These agreements, or comparable provisions in an employment or similar agreement, provide a form of severance payable in the event we are the subject of a change in control. They are primarily intended to align the interests of our executives with our stockholders by providing for a secure financial transition in the event of termination in connection with a change in control.

General Compensation Policies

To reward both short- and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive officer compensation philosophy includes the following principles:

Compensation should be related to performance.  The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also the Company’s performance measured against both financial and non-financial goals and objectives.

Incentive compensation should represent a portion of an executive officer’s total compensation.  The Compensation Committee is committed to providing competitive compensation that reflects our performance and that of the individual officer or employee.

Compensation levels should be competitive.  The Compensation Committee reviews available data to ensure that our compensation is competitive with that provided by other comparable companies.  The Compensation Committee believes that competitive compensation enhances our ability to attract and retain executive officers.

Incentive compensation should balance short-term and long-term performance.  The Compensation Committee seeks to achieve a balance between encouraging strong short-term annual results and ensuring our long-term viability and success.  To reinforce the importance of balancing these perspectives, executive officers will be provided both short- and long-term incentives.  Prior to 2009, we provided our executive officers, non-employee directors and employees with the means to become stockholders and to share accretion in value with our external stockholders through our 2005 Amended and Restated Stock Incentive Plan.  In 2009, we continued that process through the adoption and approval by our stockholders of our 2009 Stock Incentive Plan.

The Compensation Committee does not use a specific formula to determine the amount allocated to each element of compensation.  Instead, the Compensation Committee evaluates the total compensation paid to each executive and makes individual compensation decisions as to the mixture between base salary, annual short-term cash incentives and equity-based incentives.  To date, in determining the amount or mixture of compensation to be paid to any executive, the Compensation Committee has not considered any severance payment to be paid under an employment agreement or change-in-control agreement or any equity-based incentives previously awarded.  Further, the Compensation Committee has not adopted any specific stock ownership or holding guidelines that would affect such determinations.

For fiscal year 2010, an average of 31.5% of our named executive officers’ compensation was in annual short-term cash incentives and an average of 2.0% of our named executive officers’ compensation was in long-term equity-based incentives, or stock options.  The following table illustrates the percentage of each named executive officer’s total compensation, as reported in the “Summary Compensation Table” below, related to base salary, annual short-term cash incentives and long-term equity-based incentives:

	Percentage of Total Compensation (Fiscal Year 2010)
Named Executive Officer	Annual Base Salary	Annual Short- Term Cash Incentives	Equity-Based Incentives	Perquisites and Benefits
Thomas A. Broughton III, Principal Executive Officer (“PEO”)	58.0%	29.0%	—	13.0%
William M. Foshee, Principal Financial Officer (“PFO”)	56.8%	28.4%	11.7%	3.0%
Clarence C. Pouncey III	62.5%	31.3%	—	6.2%
G. Carlton Barker	57.1%	34.3%	—	8.6%
Ronald A. DeVane	57.8%	34.7%	—	7.5%

Chief Executive Officer Compensation

The compensation of Thomas A. Broughton III, our President and Chief Executive Officer, is discussed throughout the following paragraphs.  The Compensation Committee establishes Mr. Broughton’s compensation package each year with the intent of providing compensation designed to retain Mr. Broughton’s services and motivate him to perform to the best of his abilities.  Mr. Broughton’s 2010 base salary and incentive compensation reflects the Committee’s and our board’s determination of the total compensation package necessary to meet this objective.

Annual Base Salary

The Compensation Committee endeavors to establish base salary levels for executives that are consistent and competitive with those provided for similarly situated executives of other similar financial institutions, taking into account each executive’s areas and level of responsibility.  To date, the Compensation Committee has not designated a specific peer group for its use.

For the year ended December 31, 2010, the Compensation Committee increased the base salaries of our named executive officers as follows: Thomas A. Broughton III to $275,000 from $250,000, an increase of 10%; William M. Foshee to $180,000 from $165,000, an increase of 9.1%; Clarence C. Pouncey III to $225,000 from $215,000, an increase of 4.7%; G. Carlton Barker to $205,000 from $200,000, an increase of 2.5%; and Ronald A. DeVane to $220,000 from $210,000, an increase of 4.8%.

None of the named executive officers have employment agreements other than Mr. Barker.  Mr. Barker’s employment agreement provides that his minimum base salary is $200,000, subject to periodic discretionary raises.  See “Employment Agreements” below for a more detailed discussion.

Annual Short-Term Cash Incentive Compensation

For the year ended December 31, 2010, the Compensation Committee relied on various performance measurements for defining executive officer incentive compensation for the named executive officers which included, among others, our net income, our asset growth, our loan growth, the executive’s individual production and our efficiency and asset quality.  Each of the performance measurements was applied and determined at the discretion of the Compensation Committee.  The potential award level for Mr. Broughton is purely discretionary, but the potential award level for each of our other named executive officers is generally limited to 50% of their respective base salaries.  The Compensation Committee also has discretionary authority to establish “stretch” performance goals for individual officers, potentially allowing for incentive compensation in excess of 50% of an officer’s base salary.  In 2010, the Committee established such “stretch” goals for each of our named executive officers other than Mr. Broughton, meaning that each of such officers had the opportunity to earn incentive compensation of up to 60% of their respective base salaries.  With the exception of Mr. Barker, we do not have any contractual obligations to provide the opportunity to earn specified levels of incentive compensation, and thus such determination is entirely within the discretion of the Compensation Committee.  Mr. Barker’s employment agreement specifically provides that has the opportunity to receive discretionary annual short-term incentive compensation of up to 50% of his base salary and is eligible for such additional performance-based compensation as we may determine from time to time.  The Compensation Committee makes a determination of awards based on the information available to it at the time the award is made.  The Compensation Committee has no policy to adjust or recover awards or payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

The table below details, for each named executive officer, the various elements comprising the performance targets for each named executive officer, the range of incentive cash compensation each was eligible to earn (expressed as a percentage of base salary), cash incentive compensation paid as a percentage of base salary and cash incentive compensation paid for 2010 performance.

Name	Performance Targets	2010 Incentive Range (%)		2010 Incentive as a Percentage of Base Salary (%)		2010 Incentive Paid ($)

Thomas A. Broughton III	None	None		50%		$137,500

William M. Foshee	Net Income Regulatory Compliance	0%-60%		50%		$90,000

Clarence C. Pouncey III	Net Income Nonperforming Asset Levels	0%-60%		50%		$112,800

G. Carlton Barker	Montgomery Office Deposits and Loans Montgomery Office Net Income Non-Performing Asset Levels	0%-60	% (1)	60	% (1)	$123,000

Ronald A. DeVane	Dothan Office Net Income Non-Performing Asset Levels	0%-60	% (1)	60	% (1)	$132,000

(1)
Messrs. Barker and DeVane also had additional “stretch” incentive goals based upon their respective office’s net income and return on average assets, allowing for incentive compensation of up to 10% of their base salaries in addition to the basic incentive range.  Both Mr. Barker and Mr. DeVane achieved those goals.

The Compensation Committee did not set specific objective numerical targets for any of the above-stated criteria for each named executive officer.  Instead, the Compensation Committee made a subjective determination for each named executive officer’s performance using, other than in the case of Mr. Broughton, the above criteria as guidelines.  The Compensation Committee believed that, based upon our overall performance and the specific individual performance levels of our named executive officers, it was appropriate to provide significant incentive bonuses to all of our named executive officers for 2010.  Accordingly, for the year ended December 31, 2010 and based upon its subjective determination of our overall performance and such officers’ individual performance for 2010, the Compensation Committee awarded the incentive compensation set forth in the table above.

      Equity-Based Incentive Compensation

On May 19, 2005, Mr. Broughton received a stock option to purchase up to 75,000 shares of our common stock at $10.00 per share, and a warrant (now vested in full) in his capacity as a founding director to purchase up to 10,000 shares of our common stock for $10.00 per share.  Such 75,000-share option vests 10,000 shares per year each May 19 and thus has vested 50,000 shares to date.  It will vest an additional 10,000 shares on May 19, 2011 (for an aggregate of 60,000 shares) and each May 19 thereafter until the final 5,000 shares vest on May 19, 2013. In addition, Mr. Brought was granted (i) a stock option to purchase up to 10,000 shares of common stock at $20.00 per share in December 2007, which vests 100% after five years, for his services as a director, and (ii) a stock option to purchase up to 11,000 shares of common stock in January 2011, which vests in a lump sum five years from the grant date.  On October 26, 2009, Mr. Broughton was awarded 20,000 shares of restricted common stock.  These shares vest in five equal installments beginning on the first anniversary of the grant date.

In general, we have granted incentive stock options to our other named executive officers only in connection with their initial hiring, but with vesting schedules designed to enhance their retention and align their interests with those of our stockholders.  These incentive stock options generally fully vest over six to eight years from their date of grant, with most of such grants not beginning to vest until three to five years following their date of grant, the first of which vested in February 2009.  In addition, (i) in February 2010 we granted a stock option to purchase up to 5,000 shares to Mr. Foshee, which vests 1,000 shares on the fourth anniversary of  the grant date and the remaining shares on the fifth anniversary of the grant date, and (ii) in January 2011 we granted a stock option to purchase up to 2,500 shares of common stock to Mr. Foshee, which vests in a lump sum five years from the grant date, See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” below for a detailed description of the vesting schedules of each of the options granted to the named executive officers that were outstanding at December 31, 2010.

Our Stock Incentive Plans allow for the accelerated vesting of equity awards in the event of a change of control. In general, under these Plans a “change of control” means a reorganization, merger or consolidation of the Company with or into another entity where our stockholders before the transaction own less than 50% of our combined voting power after the transaction, a sale of all or substantially all of our assets or a purchase of more than 50% of the combined voting power of our outstanding capital stock in a single transaction or a series of related transactions by one “person” (as that term is used in Section 13(d) of the Exchange Act) or more than one person acting in concert.

Severance and Change in Control.

We do not have an employment or other agreement with Mr. Broughton that would require us to pay him severance payments upon termination of his employment.  We have, however, entered into agreements to pay severance payments under certain circumstances to Mr. Barker under his employment agreement, and we have entered into change in control agreements with Mr. Foshee and Mr. Pouncey.  Mr. Barker’s employment agreement also contains a change in control provision.  See “Executive Compensation – Employment Agreements”, “ – Change in Control Agreements” and “ – Estimated Payments upon a Termination or Change in Control” below.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the board of directors of ServisFirst Bancshares, Inc. has reviewed and discussed the Compensation Discussion and Analysis for the Company for the year ended December 31, 2010 with management. In reliance on the reviews and discussions with management, the Compensation Committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in the required company filings with the SEC, including the Proxy Statement for the 2010 Annual Meeting of Stockholders.

The Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Proxy Statement.

Submitted by the Compensation Committee:

Hatton C.V. Smith, Chairman
J. Richard Cashio
James J. Filler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation paid by us or the Bank for services for the years ended December 31, 2010, 2009 and 2008 to our named executive officers:

Name and Principal Position Held	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Comp	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total
		($)	($)	($)	($)	($)	($)	($)		($)

Thomas A. Broughton III	2010	275,000	137,500	-	-	-	-	47,730	(3)	460,230
President & CEO	2009	250,000	-	500,000	-	-	-	47,494		797,494
	2008	250,000	100,000	-	-	-	-	50,149		400,149

Clarence C. Pouncey III	2010	225,000	112,800	-	-	-	-	22,472	(4)	360,272
EVP and Chief	2009	215,000	-	-	-	-	-	21,936		236,936
Operating Officer	2008	210,000	55,000	-	-	-	-	22,236		287,236

William M. Foshee	2010	180,000	90,000	-	37,150	-	-	9,704	(5)	316,854
EVP and Chief Financial	2009	165,000	-	-	-	-	-	17,482		182,482
Officer	2008	160,000	30,000	-	27,050	-	-	18,961		236,011

G. Carlton Barker (2)	2010	205,000	123,000	-	-	-	-	31,011	(6)	359,011
Regional CEO –	2009	200,000	-	-	-	-	-	29,560		229,560
Montgomery	2008	200,000	-	-	-	-	-	31,045		231,045

Ronald A. DeVane (2)	2010	220,000	132,000	-	-	-	-	28,449	(7)	380,449
Regional CEO – Dothan	2009	210,000	105,000	-	-	-	-	19,256		334,256
	2008	205,530	25,000	-	352,500	-	-	6,847		589,877

(1)	The amounts in this column reflect the aggregate grant date fair value under FASB ASC Topic 718 of awards made during the respective year.

(2)
Although Mr. Barker and Mr. DeVane are employees of the Bank only, we have included them as named executive officers due to their salary level and since they are president and chief executive officer of the Montgomery and Dothan offices, respectively.  Mr. DeVane was first employed by the Bank in 2008.

(3)
All Other Compensation for 2010 includes car allowance ($9,000), director’s fees ($16,000), country club allowance ($5,680), healthcare premiums ($6,374), matching contributions to 401(k) plan ($9,800) and group life and long-term disability insurance premiums ($876).

(4)	All Other Compensation for 2010 includes car allowance ($9,000), country club allowance ($6,340), group life and long-term disability insurance premiums ($758) and healthcare premiums ($6,374).

(5)	All Other Compensation for 2010 includes car allowance ($9,000) and group life and long-term disability insurance premiums ($704).

(6)
All Other Compensation for 2010 includes car allowance ($9,000), matching contributions to 401(k) plan ($8,787), country club allowance ($6,092) and group life and long-term disability insurance premiums ($758) and healthcare premiums ($6,374).

(7)
All Other Compensation for 2010 includes car allowance ($9,000), matching contributions to 401(k) plan ($9,019), country club allowance ($3,180) and group life and long-term disability insurance premiums ($876) and healthcare premiums ($6,374).

Grants of Plan-Based Awards in 2010

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)

Thomas A. Broughton III (PEO)	―	―		―	―	―

William M. Foshee (PFO)	2/16/2010	5,000	(1)	―	$25.00	$37,150

Clarence C. Pouncey III	―	―		―	―	―

G. Carlton Barker	―	―		―	―	―

Ronald A. DeVane	―	―		―	―	―

(1)	Option vests 1,000 shares on the fourth anniversary of the grant date and the remaining shares on the fifth anniversary of the grant date

Outstanding Equity Awards at Fiscal Year-End

The following table details all outstanding equity awards as of December 31, 2010

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Option Awards Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas A. Broughton III, (PEO) (1)	50,000	25,000	$10.00	5/19/2015	16,000	$400,000	―	―
	―	10,000	$20.00	12/20/2017
	10,000	10,000	$10.00	5/19/2015

William M. Foshee (PFO) (2)	―	5,000	$11.00	4/20/2016
	―	5,000	$20.00	2/19/2018
	―	5,000	$25.00	2/16/2020

Clarence C. Pouncey III (3)	18,000	32,000	$11.00	4/20/2016

G. Carlton Barker (4)	19,998	55,002	$15.00	2/1/2017

Ronald A. DeVane (5)	8,000	42,000	$25.00	9/11/2018

(1)
The option to purchase 75,000 shares at $10.00 per share granted to Mr. Broughton on May 19, 2005 vests 10,000 shares per year with the final 5,000 vesting on May 19, 2013.  The option to purchase 10,000 shares at $20.00 per share granted to Mr. Broughton on December 20, 2007 vests 100% on December 20, 2012.  The award of 20,000 shares of restricted stock made to Mr. Broughton on October 26, 2009 vests in five equal annual installments, beginning on October 26, 2010.  The market value of this restricted stock award is based on $25.00 per share, the last sale price of the Company’s common stock known to the Company.

(2)
The option to purchase 20,000 shares at $10.00 per share granted to Mr. Foshee on May 19, 2005 vests 10,000 shares on May 19, 2010 and 10,000 shares on May 19, 2011.  The option to purchase 5,000 shares at $11.00 per share granted to Mr. Foshee on April 20, 2006 vests in a lump sum on April 20, 2011.  The option to purchase 5,000 shares at $20.00 per share granted to Mr. Foshee on February 19, 2008 vests in a lump sum on February 19, 2013.  The option to purchase 5,000 shares at $25.00 per share granted to Mr. Foshee on February 16, 2010 vests 1,000 shares of February 16, 2014 and 4,000 shares of February 16, 2015.

(3)
The option to purchase 50,000 shares at $11.00 per share granted to Mr. Pouncey on April 20, 2006 vests 9,000 shares per year beginning on April 20, 2009, with the final 5,000 shares vesting on April 20, 2014.

(4)
The option to purchase 75,000 shares at $15.00 per share granted to Mr. Barker on February 1, 2007 vests 6,666 shares per year beginning on February 1, 2008, with the final 41,670 shares vesting at one time on February 1, 2013.

(5)
The option to purchase 50,000 shares at $25.00 per share granted to Mr. DeVane on September 11, 2008 vests 4,000 shares per year beginning on September 11, 2009, with the final 34,000 shares vesting on September 11, 2013.

Plan Option Exercises and Stock Vested in 2010

There were no options exercised by any of our named executive officers during 2010.  4,000 shares of the 20,000-share restricted stock award to Mr. Broughton in 2009 and referenced in the table above vested on October 26, 2010.  Based upon a value of $25.00 per share, the last sale price of the Company’s common stock known to the Company at the time of vesting, the value realized by Mr. Broughton on the vesting of such shares was $100,000.

Non-Plan Warrants and Stock Options

Upon the formation of the Bank in May 2005, we issued to each of our directors warrants to purchase up to 10,000 shares of our common stock, or 60,000 shares in the aggregate, for a purchase price of $10.00 per share, expiring in ten years.  These warrants became fully vested in May 2008.

We granted non-plan stock options to persons representing certain key business relationships to purchase up to an aggregate of 55,000 shares of our common stock at between $15.00 and $20.00 per share for 10 years.  These stock options are “non-qualified stock options” under the Internal Revenue Code and are not issued under our stock incentive plans.  They vest 100% in a lump sum five years after their date of grant.

No warrants or non-plan options were exercised during fiscal year 2010.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

There is inherent risk in the business of banking.  However, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

G. Carlton Barker.  G. Carlton Barker entered into an employment agreement with the Bank on February 1, 2007, pursuant to which he serves as executive vice president of the Bank and president and chief executive officer of the Montgomery market.  Mr. Barker’s agreement provides that he will receive a base salary of $200,000 per year, an option to purchase up to 75,000 shares of our common stock as set forth in the above table, automobile allowance and reimbursement, life, health, dental, and disability insurance, and other benefits afforded to employees of the Bank. Mr. Barker is eligible to receive incentive-based compensation up to 50% of base salary, the terms of which shall be established by the Bank annually.  In addition, the Bank may increase Mr. Barker’s base salary upon a periodic review. The agreement’s initial term ends January 31, 2012, but upon expiration of the initial term the agreement automatically renews for subsequent one-year terms, unless earlier terminated.

The Bank may terminate Mr. Barker’s employment upon his death, disability or for “cause.”  The Bank may further terminate Mr. Barker’s employment at any time without cause by providing proper notice and the payment to Mr. Barker in a lump sum an amount equal to what Mr. Barker would have been paid during the remainder of the term or twelve months, whichever is greater, plus any other cash payments due including incentive pay.  Comparatively, Mr. Barker can terminate his employment voluntarily by providing proper notice.  Under his agreement, Mr. Barker agrees to maintain the confidentiality of the Bank’s confidential information during the term of the agreement and at all times thereafter.  Furthermore, Mr. Barker agrees to not solicit, directly or indirectly, any individual who is employed by the Bank, for himself or as an employee or agent of any person, firm, or corporation, for a period of 12 to 24 months following his employment with the Bank.

For purposes of Mr. Barker’s agreement, “cause” means any of the following: (i) conviction of a felony, (ii) conviction of any crime, whether a felony or a misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude or misappropriation of the Bank’s property; (iii) willful or gross neglect of his duties or obligations; (iv) willful misconduct in connection with the performance of his duties; (v) a material breach of the Bank’s Code of Ethics; or (vi) suspension or removal by any bank or securities regulator or regulatory agency.

Furthermore, Mr. Barker’s agreement provides that, in the event of a change of control, Mr. Barker may elect to terminate his employment and receive a lump sum payment equal to three times his base salary, and any unvested stock options granted to him shall immediately vest.  In the event that the payments due in a change in control results in adverse tax consequences to Mr. Barker, then we will reduce such payment to such amount as Mr. Barker determines will not result in such adverse tax consequences.  For purposes of this agreement, the term “change in control” means (i) the occurrence of any transaction with respect to which either notice or application must be filed with the Federal Reserve Board pursuant to certain provisions of the Code of Federal Regulations, and as a result of which more than 50% of our outstanding shares becomes owned by any person, or group of persons acting in concert, who prior to the transaction owned less than 50% of our outstanding shares, (ii) individuals who were our directors immediately prior to a “control transaction” shall cease within one year of such control transaction to constitute a majority of our board of directors, or (iii)

we are merged or consolidated with another corporation and are not the surviving corporation or we sell or otherwise dispose of substantially all of our assets.  A “control transaction” is (i) any tender offer for or acquisition of our shares, (ii) any merger, consolidation, or sale of substantially all of our assets, (iii) any contested election of directors or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the board of directors.

Change in Control Agreements

General

At December 31, 2010, we had two change in control severance agreements with named executive officers, William M. Foshee and Clarence C. Pouncey III; there is a similar provision in Mr. Barker’s employment agreement.  Each of these change in control agreements was originally entered into with the Bank, but now also applies to a change in control of the Company.

These agreements generally provide for a lump sum payment (equal to two times annual base salary for Mr. Foshee and one times annual base salary for Mr. Pouncey) in the event of the termination of their respective employment within 24 months after a “change in control” (as defined in their agreements) either: (i) by us, other than for “cause” (as defined in the respective agreements), death, disability or the attainment of normal retirement date, or (ii) by the employee for the specific reasons set forth in the contract.  These agreements are not employment agreements and do not guarantee employment for any term or period; they only apply if a change in control occurs.  In the case of Mr. Barker, in the event of a change of control as defined in his employment agreement described above, Mr. Barker may elect to terminate his employment at any time within one year following the change of control, in which case we must pay him a lump sum payment equal to three times his base salary.

The size of each benefit was set through arm’s-length negotiations with each of such individuals upon their employment and consistent with general industry standards.  Each of these agreements was approved by the Board of Directors of the Bank.

Definitions

The term “change in control” is defined in the change in control agreements to include:

•
a merger, consolidation or other corporate reorganization (other than a holding company reorganization) the Company in which we do not survive, or if we survive, our stockholders before such transaction do not own more than 50% of, respectively, (i) the common stock of the surviving entity, and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity.

•
the acquisition, other than from us, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a change in control:

-	any acquisition by us, by any of our subsidiaries, or by any employee benefit plan (or related trust) of us or our subsidiaries, or;

-
any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then-outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or substantially all of the persons who were the owners of our common stock immediately prior to such acquisition; or

•	approval by our stockholders of:

-	our complete liquidation or dissolution, or

-
the sale or other disposition of all or substantially all our assets, other than to an entity with respect to which immediately following such sale or other disposition, more than 50% of, respectively, the then-outstanding shares of common stock of such corporation, and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of our outstanding common stock, and our outstanding voting securities immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of our outstanding common stock and our outstanding securities, as the case may be.

•
Notwithstanding the foregoing, if Section 409A of the Internal Revenue Code would apply to any payment or right arising under the change in control agreements as a result of a change in control as described above, then with respect to such right or payment the only events that would constitute a change in control will be deemed to be those events that would constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company in accordance with Section 409A.

Mr. Pouncey’s agreement further defines a “change in control” to include any circumstance in which individuals who, as of the effective date of his agreement, constituted our board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of our board of directors, except as otherwise provided in the agreement.

Mr. Foshee and Mr. Pouncey can each terminate their employment and still trigger the change in control payment if they terminate because, after the change in control, (i) they are assigned to duties or responsibilities that are materially inconsistent with their position, duties, responsibilities or status immediately preceding such change in control, or a change in their reporting responsibilities or titles in effect at such time resulting in a reduction of their responsibilities or position, (ii) the reduction of their base salary or, to the extent such has been established by the board of directors or its Compensation Committee, target bonus (including any deferred portions thereof) or substantial reduction in their level of benefits or supplemental compensation from those in effect immediately preceding such change in control; or (iii) their transfer to a location requiring a change in residence or a material increase in the amount of travel normally required of them in connection with their employment.

In addition to the cash payments set forth in the change in control agreements, any incentive stock options granted to the affected employee will immediately vest upon a change in control.

Estimated Payments upon a Termination or Change in Control

Termination

In the event that we had terminated Mr. Barker’s employment without cause as of December 31, 2010, then we would have been required to pay a lump sum cash payment to Mr. Barker equal to $615,000 upon the date of termination.

      Change in Control

Assuming that we had a change in control as of December 31, 2010, as defined in both the change in control agreements above and Mr. Barker’s employment agreement, and assuming further that each of the requisite triggering events had occurred as of such date, then we would have had to pay cash payments of $360,000 to Mr. Foshee and $225,000 to Mr. Pouncey, each in a lump sum payment within 30 days of their respective termination, and $615,000 to Mr. Barker no less than 30 days and no more than 90 days following his notice of his intent to exercise his change of control rights.

Furthermore, assuming we had a change in control as of December 31, 2010, as defined in either of our stock incentive plans, and further assuming that the value of the stock as of that date was $25 per share (the most recent sale price), then each of the named executive officers would become immediately vested in their unvested incentive stock options as of such date equal to the following value based upon the difference between $25 per share and their respective exercise prices per share for such shares:  (i) Thomas A. Broughton III – $425,000, (ii) William M. Foshee - $236,675, (iii) Clarence C. Pouncey, III - $448,000 and (iv) G. Carlton Barker - $550,020.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans and arrangements as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation awards plans approved by security holders	856,000	$15.87	594,000
Equity compensation awards plans not approved by security holders	55,000	$17.27	—
Total	911,000	$15.93	594,000

We grant stock options as an incentive to employees, officers, directors, and consultants, as a means to attract or retain these individuals, to maintain and enhance our long-term performance and profitability, and to allow these individuals to acquire an ownership interest in the Company.  Our Compensation Committee administers this program, making all decisions regarding grants and amendments to these awards.  All shares to be issued upon the exercise of these options must be authorized and unissued shares.  In the event an option holder leaves us we may provide for varying time periods for exercise of options after the termination of ones employment; provided, that, an incentive stock option plan may not be exercised later than 90 days after an option holder terminates his or her employment with us unless such termination is a consequence of such options holder’s death or disability in which case the option period may be extended for up to one year after termination of employment.  All of our issued options will vest immediately upon a transaction in which we merge or consolidate with or into any other corporation, or sell or otherwise transfer our property, assets, or business substantially in its entirety to a successor corporation.  At that time, upon the exercise of the option, the option holder will receive the number of shares of stock or other securities or property, including cash, to which the holder of a like number of shares of common stock would have been entitled upon the merger, consolidation, sale or transfer if such option had been exercised in full immediately prior thereto.  All of our issued options have a term of 10 years.  This means the options must be exercised within 10 years from the date of the grant.  At December 31, 2010, we had issued and outstanding options to purchase 911,000 shares of our common stock (including options granted outside of our stock incentive plans).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of December 31, 2010, there was no person (including any group) who is known to us to be the beneficial owner of more than 5% of our common stock.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of March 9, 2011 by: (i) each of our directors; (ii) our named executive officers; and (iii) all of our directors and our executive officers as a group.  Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him except to the extent that such power is shared by a spouse under applicable law.  The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

	Amount and Nature of		Percentage of Outstanding
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Common Stock (%)(2)

Thomas A. Broughton III	152,252	(3)(4)	2.72%

Stanley M. Brock	159,250	(3)(5)	2.86%

Michael D. Fuller	135,002	(3)(6)	2.44%

James J. Filler	185,252	(3)(7)	3.33%

J. Richard Cashio	93,902	(3)(8)	1.69%

Hatton C. V. Smith	53,500	(3)(9)	*

William M. Foshee	64,992	(10)	1.16%

Clarence C. Pouncey III	101,667	(11)	1.83%

	Amount and Nature of		Percentage of Outstanding
Name and Address of Beneficial Owner(1)	Beneficial Ownership		Common Stock (%)(2)

G. Carlton Barker	33,998	(12)	*

Ronald A. DeVane	12,000	(13)	*

All directors and executive officers as a group (11 persons)	1,025,815	(14)	17.71%

*	Less than 1%.

(1)     The addresses for all above listed individuals is 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209.

(2)     Except as otherwise noted herein, the percentage is determined on the basis of 5,527,482 shares of our common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of our common stock subject to currently exercisable options.

(3)     Includes the shares underlying a warrant issued to each director on May 13, 2005 pursuant to which each director may purchase an additional 10,000 shares of common stock for $10.00 per share which vests in three equal annual installments beginning on May 13, 2006, and thus each director has the right to acquire within 60 days up to the entire 10,000 shares.  Does not include an option granted to each director on December 20, 2007 to purchase 10,000 shares of common stock for $20.00 per share which vests 100% after five years.

(4)     Includes 50,000 shares obtainable within 60 days pursuant to an option granted on May 19, 2005 to Mr. Broughton to purchase up to 75,000 shares of common stock for $10.00 per share, which vests 10,000 shares per year beginning May 19, 2006 and each year thereafter, with the final 5,000 vesting on May 19, 2013.  Does not include 6,750 shares owned by his spouse and 700 shares owned by each of his two stepchildren. Mr. Broughton disclaims beneficial ownership of such shares.

(5)     Includes 22,000 shares owned by immediate family members and 24,000 shares obtainable upon conversion of ServisFirst Capital Trust II’s 6.0% Mandatory Convertible Trust Preferred Securities, including 8,000 shares obtainable upon conversion of such securities owned by one of Mr. Brock’s children, as to which Mr. Brock may still be deemed to be the beneficial owner.  Mr. Brock was issued a warrant to purchase up to 6,500 shares of common stock for the purchase price of $25 per share until the later of September 1, 2013 or such date as is the 60th day following the date upon which our common stock is listed on a “national securities exchange” as defined under the Exchange Act.  Mr. Brock transferred ownership of such warrant to his children in 2010 but may still be deemed to be the beneficial owner of warrants owned by one of his children covering 3,250 of such shares.  Mr. Brock disclaims beneficial ownership of all shares not directly owned by him.

(6)     Does not include 4,000 shares obtainable upon conversion of ServisFirst Capital Trust II’s 6.0% Mandatory Convertible Trust Preferred Securities held by Mr. Fuller’s spouse.  Mr. Fuller disclaims beneficial ownership of such shares.

(7)     Includes 24,000 shares obtainable upon conversion of ServisFirst Capital Trust II’s 6.0% Mandatory Convertible Trust Preferred Securities.

(8)     Includes 2,500 shares owned by immediate family members and 6,400 shares obtainable by Mr. Cashio or immediate family members upon conversion of ServisFirst Capital Trust II’s 6.0% Mandatory Convertible Trust Preferred Securities.  Mr. Cashio was issued a warrant to purchase up to 2,500 shares of common stock for the purchase price of $25 per share until the later of September 1, 2013 or such date as is the 60th day following the date upon which our common stock is listed on a “national securities exchange” as defined under the Exchange Act.

(9)     Includes 2,500 shares owned by immediate family members and 16,000 shares obtainable upon conversion of ServisFirst Capital Trust II’s 6.0% Mandatory Convertible Trust Preferred Securities.  Mr. Smith was issued a warrant to purchase up to 2,500 shares of common stock for the purchase price of $25 per share until the later of September 1, 2013 or such date as is the 60th day following the date upon which our common stock is listed on a “national securities exchange” as defined under the Exchange Act.

(10)   Includes 20,000 shares obtainable within 60 days pursuant to an option granted to Mr. Foshee on May 19, 2005 to purchase up to 20,000 shares of common stock for $10.00 per share, which vests 50% on May 19, 2010 and 50% on May 19, 2011, and 5,000 shares obtainable within 60 days pursuant to an option granted on April 20, 2006 to purchase up to 5,000 shares of common stock for $11.00 per share which vests 100% on April 20, 2011.  Does not include an option granted on February 19, 2008 to purchase up to 5,000 shares of common stock for $20.00 per share, which vests 100% on February 19, 2013, or an option granted on January 19, 2011 to purchase up to 2,500 shares of common stock for $25.00 per share which vests 100% on January 19, 2016.

(11)   Includes 27,000 shares of common stock obtainable within 60 days pursuant to an option granted to Mr. Pouncey on April 20, 2006 to purchase up to 50,000 shares of common stock for $11.00 per share, which vests at 9,000 shares per year beginning on April 20, 2009 and 5,000 shares on April 20, 2014.  Includes 3,000 shares beneficially owned by Mr. Pouncey’s wife through a limited liability company.

(12)   Includes 19,998 shares of common stock obtainable within 60 days pursuant to an option granted to Mr. Barker on February 1, 2007 to purchase up to 75,000 shares of common stock for $15.00 per share, which vests 6,666 shares per year beginning on February 1, 2008, with the final 41,670 shares vesting on February 1, 2013.

(13)   Includes 4,000 shares obtainable within 60 days pursuant to an option granted to Mr. DeVane on September 11, 2008 to purchase up to 50,000 shares of common stock for $25.00 per share, which vests 4,000 shares per year beginning September 11, 2010 and each year thereafter with the final 34,000 vesting on September 11, 2014.

(14)   Includes 265,398 shares obtainable within 60 days pursuant to the exercise of outstanding options or warrants or the conversion of outstanding convertible securities.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated balance sheets as of December 31, 2010, 2009 and 2008 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 have been audited by Mauldin & Jenkins, LLC, our independent registered public accounting firm, as stated in their report appearing in our 2010 Annual Report on Form 10-K.  Mauldin & Jenkins, LLC was initially engaged as our independent registered public accounting firm on July 11, 2006.  Representatives of Mauldin & Jenkins, LLC are expected to be in attendance at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

We have not changed independent registered public accounting firms during the past two fiscal years, and there have been no disagreements with our independent registered public accounting firm during such time.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by our independent registered public accounting firm. In accordance with that requirement, the Audit Committee pre-approved the engagements of Mauldin & Jenkins, LLC pursuant to which it provided the audit and audit-related services described below for the fiscal years ended December 31, 2010, 2009 and 2008.

Audit Fees

The aggregate fees billed by Mauldin & Jenkins, LLC for professional services rendered for the audit of our consolidated financial statements for the fiscal year ended December 31, 2010, and for the reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for such fiscal year were approximately $157,000. The aggregate fees billed by Mauldin & Jenkins, LLC for professional services rendered for the audit of our consolidated financial statements for the fiscal year ended December 31, 2009 were approximately $152,000.

Audit-Related Fees

The aggregate fees billed by Mauldin & Jenkins, LLC for professional services rendered for assurance and related services for the fiscal years ended December 31, 2010 and 2009 were $10,000 and $0, respectively. These fees related to services performed by Mauldin & Jenkins, LLC in connection with providing its consent to include, or incorporate by reference, our consolidated financial statements in filings with the SEC, including registration statements and proxy statements, its services provided on private placements of securities and its services in connection with an audit of the Bank’s mortgage operations by the U.S. Department of Housing and Urban Development.

Tax Fees

Mauldin & Jenkins, LLC did not provide tax compliance, tax advice or tax planning services to us for the fiscal years ended December 31, 2010, 2009 and 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors of ServisFirst Bancshares, Inc. has reviewed and discussed the audited consolidated financial statements of the Company and its subsidiary, ServisFirst Bank, with management of the Company and Mauldin & Jenkins, LLC, independent registered public accountants for the Company for the year ended December 31, 2010. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The Audit Committee has discussed with Mauldin & Jenkins, LLC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has received the written disclosures and confirming letter from Mauldin & Jenkins, LLC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Mauldin & Jenkins, LLC their independence from the Company.

Based on these reviews and discussions with management of the Company and Mauldin & Jenkins, LLC referred to above, the Audit Committee has recommended to our board of directors that the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Proxy Statement.

Submitted by the Audit Committee:

Michael D. Fuller, Chairman
J. Richard Cashio
Stanley M. Brock

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires publicly traded companies to hold an advisory, or non-binding, stockholder vote to approve or disapprove the compensation of executive officers.  Consistent with that requirement, we are conducting an advisory vote on the compensation of the executive officers named in this proxy statement.  The compensation of our executive officers is disclosed in this proxy statement under the heading “Executive Compensation” above in accordance with rules and regulations of the SEC.

We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by us and the Bank, and which aligns executives’ interests with those of our stockholders by rewarding performance, with the ultimate objective of improving stockholder value.  As a stockholder, you have the opportunity to endorse or not endorse our executive compensation program and policies through an advisory vote, commonly known as a “Say on Pay” vote, on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.  This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board.  The Board and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE “SAY ON PAY” VOTES

The Dodd-Frank Act also included a provision providing stockholders the opportunity to vote, on an advisory, or non-binding, basis, on how frequently they would like companies to hold an advisory vote on the compensation of executive officers in the manner done in Proposal 3 above.  When voting, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years, or they may abstain from the vote.  In accordance with this requirement of the Dodd-Frank Act, we are holding an advisory vote on the frequency of future stockholder advisory votes on our executive compensation program.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation “every year” is appropriate for the Company and its stockholders at this time.  If the Board determines in the future that a less frequent vote would better serve stockholder interests, the Board may make such a recommendation in connection with future advisory votes.

Stockholders are not being asked to approve or disapprove the Board's recommendation.  Instead, our Board is providing a recommendation, but you are being asked to choose one of four options regarding this proposal, as reflected in the Proxy Card.  You may vote for us to hold advisory votes on our compensation every one, two or three years, or you may abstain from voting on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE PROPOSAL TO HOLD A “SAY ON PAY” VOTE EVERY YEAR.

STOCKHOLDER PROPOSALS

Under Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2012 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than November 21, 2011, which is 120 days before the first anniversary of the date on which the Company’s proxy materials for 2011 were first released. However, if the date of our Annual Meeting in 2012 changes by more than 30 days from the date of our 2011 Annual Meeting, then the deadline would be a reasonable time before we begin distributing our proxy materials for our 2012 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act and the rules of the SEC thereunder and other laws and regulations, to which interested stockholders should refer.

GENERAL INFORMATION

As of the date of this Proxy Statement, the board of directors does not know of any other business to be presented for consideration or action at the Annual Meeting, other than that stated in the notice of the Annual Meeting.  If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in their best judgment.

By Order of the Board of Directors

SERVISFIRST BANCSHARES, INC.

William M. Foshee
Secretary and Chief Financial Officer

Birmingham, Alabama
March 21, 2011

SERVISFIRST BANCSHARES, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 20, 2011

The undersigned hereby appoints Thomas A. Broughton III and William M. Foshee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of ServisFirst Bancshares, Inc., which the undersigned would be entitled to vote if personally present at the 2011 Annual Meeting of Stockholders of ServisFirst Bancshares, Inc. to be held at The Club, Birmingham, Alabama, and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”
PROPOSALS 1 AND 2 AND “FOR” HOLDING FUTURE ADVISORY VOTES ON
EXECUTIVE COMPENSATION EVERY YEAR

Proposal 1:	To elect the following persons to serve as directors for a one-year term until the 2012 annual meeting:

Nominees:

Thomas A. Broughton III	Stanley M. Brock	J. Richard Cashio
James J. Filler	Michael D. Fuller	Hatton C.V. Smith

☐	For All Nominees	☐	Withhold Authority to Vote
	(except as noted below)		for All Nominees Listed Above

To withhold authority to vote for any nominee, mark “For All Nominees” above and write that nominee’s name below:

Proposal 2:	To approve, on an advisory vote basis, our executive compensation as described in the accompanying Proxy Statement.

☐  FOR                       ☐  AGAINST                       ☐  ABSTAIN

[Continued and To Be Signed on Other Side]

[Continued from Other Side]

Proposal 3:	To recommend, on an advisory vote basis, the frequency of future advisory votes on executive compensation.

☐  EVERY YEAR       ☐  EVERY TWO YEARS       ☐  EVERY THREE YEARS       ☐  ABSTAIN

THIS PROXY, WHEN PROPERLY, EXECUTED WILL BE VOTED IN THE MANNER DIRECED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR “EVERY YEAR” ON PROPOSAL 3, AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature(s) of Stockholder(s)

Print Name(s) of Stockholders(s)

Date:	, 2011
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed return-addressed envelope.  No postage necessary if mailed in the United States.

I WILL __________           WILL NOT ___________ ATTEND THE 2011 ANNUAL STOCKHOLDERS MEETING.

PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE